Exhibit 99.2(l)

Dechert LLP One International Place 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax

May 15, 2026

abrdn World Healthcare Fund

1900 Market Street,

Suite 200

Philadelphia, PA 19103

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel for abrdn World Healthcare Fund, a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (as may be amended, the “Registration Statement”), filed on the date hereof, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to possible offerings from time to time of up to an aggregate of $128,000,000 of the following securities of the Fund: (1) common shares of beneficial interest, par value $0.01 per share, of the Fund (“Common Shares”); (2) rights to purchase Common Shares (“Subscription Rights”); (3) preferred shares, par value $0.01, of the Fund (“Preferred Shares”); and (4) notes (“Notes”) to be issued pursuant to an indenture between the Fund and a Trustee (the “Trustee”). The Common Shares, Subscription Rights, Preferred Shares, and Notes are collectively referred to herein as the “Securities.”

The Registration Statement provides that the Securities may be offered in one or more offerings, in amounts, at prices and on terms to be set forth in one or more supplements to the prospectus included in the Registration Statement (each, a “Prospectus Supplement”). This opinion letter is being furnished to the Fund in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Securities.

This opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

In connection with the opinions set forth herein, we have examined the following documents: (i) the Registration Statement; (ii) the Fund’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”); (iii) the Fund’s By-Laws; and (iv) such other Fund records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Secretary of State of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Fund’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Common Shares, when (a) duly issued and sold in accordance with the Registration Statement and applicable Prospectus Supplement or upon exercise of Subscription Rights as contemplated by the Registration Statement and applicable Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized committee thereof) may determine and at a price per share not less than the per share par value of the Common Shares, will be validly issued, fully paid and nonassessable shares of beneficial interest of the Fund.

2.	The Subscription Rights, when duly issued in accordance with the Registration Statement and applicable Prospectus Supplement and the provisions of an applicable subscription certificate and any applicable and valid and binding subscription agreement, will be validly issued.

3.	The Preferred Shares, when (a) duly issued and sold in accordance with the Registration Statement and applicable Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized committee thereof) may lawfully determine and at a price per share not less than the per share par value of the Preferred Shares, will be validly issued, fully paid and nonassessable.

4.	The Notes, when (a) duly executed by the Fund and authenticated by the Trustees in accordance with the provisions of the Indenture and (x) issued and sold in accordance with the Registration Statement, and applicable Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized committee thereof or a duly authorized officer of the Fund) may lawfully determine, will be valid and binding obligations of the Fund enforceable against the Fund in accordance with their respective terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Securities offered pursuant to the Registration Statement and appropriate Prospectus Supplement:

(i)	the Board of Trustees including any appropriate committee appointed thereby, and/or appropriate officers of the Fund shall have duly (x) established the terms of the Securities and (y) authorized and taken any other necessary corporate or other action to approve the creation, if applicable, issuance and sale of the Securities and related matters and any Securities consisting of Common Shares, and any Common Shares for or into which any other Securities are exercisable, exchangeable or convertible, shall have been duly reserved for issuance and such authorizations and actions have not been rescinded;

(ii)	the resolutions establishing the definitive terms and authorizing the Fund to register, offer, sell and issue the Securities shall remain in effect and unchanged at all times during which the Securities are offered, sold or issued by the Fund;

(iii)	the definitive terms of each class and series of the Securities not presently provided for in the Registration Statement or the Declaration of Trust, and the terms of the issuance and sale of the Securities (x) shall have been duly established in accordance with all applicable law and the Declaration of Trust and By-Laws (collectively, the “Organizational Documents”), any Indenture, underwriting agreement and subscription agreement and any other relevant agreement relating to the terms and the offer and sale of the Securities (collectively, the “Transaction Documents”) and the authorizing resolutions of the Board of Trustees, and reflected in appropriate documentation reviewed by us, and (y) shall not violate any applicable law, the Organizational Documents or the Transaction Documents (subject to the further assumption that such Organizational Documents and Transaction Documents have not been amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein), or result in a default under or breach of (nor constitute any event which with notice, lapse of time or both would constitute a default under or result in any breach of) any agreement or instrument binding upon the Fund and so as to comply with any restriction imposed by any court or governmental body having jurisdiction over the Fund;

(iv)	upon issuance of any Common Shares, including upon exercise or exchange of Securities, the total number of Common Shares issued and outstanding shall not exceed the total number of Common Shares that the Fund is then authorized to issue under its Declaration of Trust;

(v)	the interest rate on the Notes shall not be higher than the maximum lawful rate permitted from time to time under applicable law;

(vi)	the Securities (including any Securities issuable upon exercise or exchange of other Securities) and any certificates representing the relevant Securities (including any Securities issuable upon exercise or exchange of other Securities) have been duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor and have been duly issued and sold in accordance with any relevant agreement and, if applicable, duly executed and delivered by the Fund and any other appropriate party;

(vii)	each Indenture, subscription agreement and any other relevant agreement has been duly authorized, executed and delivered by, and will constitute a valid and binding obligation of, each party thereto (other than the Fund);

(viii)	the Registration Statement, as amended (including all necessary post-effective amendments), and any additional registration statement filed under Rule 462 under the Securities Act, shall be effective under the Securities Act, and such effectiveness shall not have been terminated or rescinded;

(ix)	an appropriate Prospectus Supplement shall have been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder describing the Securities offered thereby;

(x)	the Securities shall be issued and sold in compliance with all U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable Prospectus Supplement and there shall not have occurred any change in law affecting the validity of the opinions rendered herein;

(xi)	if the Securities will be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities in the form filed as an exhibit to the Registration Statement or any post-effective amendment thereto, or incorporated by reference therein, has been duly authorized, executed and delivered by the Fund and the other parties thereto; and

(xii)	in the case of an agreement or instrument pursuant to which any Securities are to be issued, there shall be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

The opinions set forth herein as to enforceability of obligations of the Fund are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The Fund is an entity commonly known as a Massachusetts business trust. Our opinions above, as they relate to the nonassessability of the shares of the Trust, are, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust and provides that any person extending credit to, contracting with or having any claim against the Trust shall look only to the Trust property for payment under such credit, contract or claim, and that no shareholder will be personally liable therefor. Also, the Declaration of Trust provides that the Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. Thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on the on a certificate issued by the Secretary of State of the Commonwealth of Massachusetts dated as of May 13, 2026, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm, as counsel to the Fund, in the Registration Statement, until such time as we revoke such consent. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP